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C O R P O R A T E  P A R T I C I P A N T S

David Rosenberg, Co-Founder and Chief Executive Officer, AeroFarms

Guy Blanchard, Chief Financial Officer, AeroFarms

Joe Gomes, Noble Capital Markets

P R E S E N T A T I O N

Operator: welcome to the Virtual Road Show Series presented by Channelchek.

with us today is David Rosenberg, CEO, and Guy Blanchard, CFO, of AeroFarms. following a formal presentation, they'll be joined by Joe Gomes, Senior Research Analyst for Noble Capital Markets, a FINRA licensed SEC-registered broker-dealer.

you can find Noble's Fact Track Report on AeroFarms on channelchek.com. we invite you to submit questions using the box provided on your screen. following the formal presentation, Joe will ask questions submitted by the audience.

with that, I am pleased to hand it over to David and Guy.

David Rosenberg: okay, thanks so much. great to be with everybody. I’m David Rosenberg. Again, Co-founder and CEO of AeroFarms.

AeroFarms, we're a leader in vertical farming. we define vertical farming as layer upon layer of plant growth. plants don't need sun. they don't need soil. they need spectrum. They need nutrients and micronutrients, and we're able to deliver a tremendous amount of appropriate nutrients and micronutrients at a point in a plant's maturity to get great growth, and as a result, enable local food production at scale so everyone can enjoy fresh, great-tasting, safe food 365 days a year, whether it's on the Equator or the North Pole, so really controlling the temperature, humidity, and the seasonality of the plants.

let's go to the next slide. there are a lot of macro trends that are really making vertical farming important, and that's from conditions such as environmental. we see the extreme heat in California and so forth, droughts, things of that nature. We need to find new ways to grow plants, and here at AeroFarms, we're both an operating company and a technology company. we've been operating since 2004, and we've had several iterations of design that got us here.

we're constantly innovating, partnering with others, but we're not afraid to roll up our sleeves and solve problems if we don't think there's an elegant enough solution out in the marketplace. we're both innovating and operating. The data science really pulls things together as we understand both how to digitally and perform—how to digitally control a farm and to take information from a farm. our strategic partnerships allow us, and we'll go into some examples, how to accelerate innovation cycles and ultimately grow plants better while reducing capital costs and operating costs.

Finally, on this slide pointing out, we've win a lot of awards. since 2011, over 50. these are awards such as Time Magazine, Best Innovations, Fast Company, Most Innovative Company. We’re jumping to the Food Tech 500. this is a stack ranking of food tech companies. we were ranked number one and number two in the last two years.

let's go to the next slide. as the slides transition, also calling out, we won a lot of environmental awards as well. back to the macro stresses. the macro stresses, like I said, you see it in California with the droughts, and most of the product that we grow, leafy greens, originate on the West Coast. whether it's Mexico or California, and then they move over. the extreme heat, the fires, the droughts, these stresses are really disruptive to the supply chain, and its challenges in year-round availability, inconsistent quality, pesticide residue, land degradation. the world's lost 30% of its farmland in the last four years. food waste in our category of leafy greens, 60% of what comes off the farm doesn't get eaten, so there are tremendous inefficiencies in the supply chain that's in part due to the lack of freshness. this all leads to price volatilities. severe weather is making it harder. shipping costs, we see this going up especially recently with a lack of drivers, so there are a lot of costs in long-haul shipping and water.

we're essentially sticking our straws deeper and deeper into groundwater water and taking water from future generations. most of freshwater goes to ag, most of freshwater contamination comes from agriculture. let's go to the next slide.

all of this really brings to the opportunity and the important relevance of new technology solutions like vertical farming. Here, just by the numbers, these are shocking, but we grow a plant in 26 harvests a year, what's typically one to three harvests a year because of seasonality. Additionally, we just grow plants faster. what we grow a plant on average 14 days in our towers otherwise takes about 40 days. we grow it faster, and we control the seasonality, so again, three harvests versus 26. this can lead up to in some places of over 300 times the productivity per square foot, and we could grow a plant using as much as 95% less water.

most farmers way over irrigate, so it's not only giving the plant the water it needs but also keeping it in closed cycles, taking what's transpired and, at some circumstances, pumping it right back in, dehumidifying it, pumping it right back into irrigation systems.

Quality; this is my biggest surprise is we're actually competing on taste and texture as much as freshness. it's not unsurprising. when you think about what we do in fully controlled agriculture, we work to understand what's the best a plant can be and what does it want; temperature, humidity, cold, hot, all of those areas. then give it to the plant when it wants it to optimize taste, texture, and nutritional density 365 days a year. we do this while continuing to reduce capital cost and operating costs in the field for reasons we described of extreme weather and so forth, degradation of land. Costs are arguably going slightly up.

greenhouse growing which has been around for decades, it's a mature industry. costs are going slightly down, but most of the costs have already come out of it. vertical farming where a whole new industry growing plants in new unique ways, really unlocking this mystery of plant science, what's going on at the biological level, and that leads to faster plant growth and ultimately reducing Capex and Opex. our costs are going down in a much higher way. Guy’s going to talk to that later in the presentation. next slide.

Here, we've gone through several iterations of design. we're now in what we call Model 4. we're currently growing plants commercially at a Model 4. we've built the prototypes for Model 6 even, and we're growing plants at Model 6. the next farm we build in Virginia is going to be Model 5. we're building a bigger farm of Model 6 in the United Arab Emirates, and similar to the iPhone, we're constantly evolving our designs.

let's go to the next slide, Guy, and that really reinforces the point about a technology company, and it's the lights, the pumps, the frames, all these items that come together. we at AeroFarms, as a tech company, we're very vertically integrated. we have about 250 patent invention disclosures, about 50 patents and pending patents, about 50 trade secrets plus of these numbers, and it’s innovation coming in lots of different ways. it starts with plant biology, but then it quickly goes to how to deliver what the plant wants, and that's mechanically, that is operational.

when I say mechanically, it's pumps, lights, frames, fans, things of that nature. then it's the environments, it's the HVAC, the insulation of the building, the building envelope, and then it's the operations. we have over 200 SOP standard operating processes of how things move within the plant, so tremendous experience, and that's important at scale because solving a problem small is different from solving a problem big.

I see too many people thinking, oh, I have a potted plant. I could be a farmer, but it's actually neat. there's a lot that's not intuitive as it scales, and the point is we've scaled up these systems, and it's the data analytics that really ties it together. we also operate on the genetic side as well. let's go to the next slide.

on the data analytics, it's not just the software, but it's what's called the MES and the SCADA. the innovations all around us, most people think of aeroponics. when you think of AeroFarms, it's the aeroponics, and that's how we deliver nutrients to the root structure. roots want oxygen. leaves want carbon dioxide, so that gives a healthy oxygenation of the roots, but the innovation is really all over back to that 250 invention disclosures.

the lights, we design our own lights. we contract manufacture in China. we have a high-end luminaire. we contract manufacture in Israel, but we think we have a strong cost advantage of the single largest line item of our bill of materials which is the lights, but it's automation and nutrient delivery. we have automation and seeding, harvesting, cleaning, packaging and automation between all of that.

let's go to the next slide, Guy, but there's innovation all around what we do. Often we partner with others to speed up this innovation cycle. just going a little deeper on the digitization, this is digitally to control the farm and digitally take information from the farm. Here, it's not just the MES, which is the manufacturing execution system, but it's also the state of the PLC. It's essentially the industrial controls that allow us again to digitally control and take information from it.

we have partnerships. we announced a partnership on Friday with the Nokia Bell Labs, illustrative of how we accelerate innovation cycles. Here, we put together collectively a system of imaging every plant every day on our next farm starting in Virginia. this allows tremendous information; the size, height, width, length, patio length, ratio, HVAC, curvature spotting, ripping discoloration. all of this information means everything, so now we could image every plant every day, and it really allows us to be a better farmer.

working with 18 engineers from Bell Labs and Nokia, we have the exclusive rights in indoor ag. they could use the technology outside of indoor ag, but there are a lot of innovative partnerships that really bring proprietary technology to our platform. let's go to the next slide.

there's a circularity here where every time we grow, we get better data, we become better farmers, and we have better quality, better output. we're focusing on leafy greens initially because leafy greens, true first, there's a big pain in the industry, 60% spoilage as discussed in the industry, and here it's not only that but there's a lot of pesticide use. there's a lot of production consolidation in California.

we're about distributed manufacturing, enabling local food production at scale, and there's a lot of food contamination. we believe we operate the safest farm in the world in a category that has most food contamination; 11% of all food contamination; think of listeria, E. coli, salmonella.

the customers like it, the retailers, because we have consistent pricing and consistent quality and consistent delivery. the customer, so that's the retailers—if we go to the next slide, the retailers like us because it's excellent differentiated quality, excellent quality, no pesticides, and it's fresh. those are our three drivers, and it's excellent performance at the store.

we'll share two numbers. one is our net promoter score. people don't often share it. in this category, it's usually in the 30s. at AeroFarms, it's 55. apple, in comparison, is 70. this is one's likelihood to recommend a product to a friend, so we have an industry-leading net promoter score of 55. we also have higher units per store per week, on average, about 50% higher than the competition.

we're selling to a range of different customers that we looked at to fill up four different groups. one is a mass-market retailer. we're selling to ShopRite and Walmart. another is specialty retailers. we're selling to Whole Foods, Morton Williams if you're in New York, and we're selling to online retailers like Amazon Fresh and FreshDirect and foodservice like Baldor.

our interactions with those companies, those organizations are great. our sales are accelerating, and there's strong demand for our product, so it's key. people want our product, as evidenced by the net promoter score and the units per store per week. let's go to the next slide.

I encourage you, if you're in the Tri-State area, to try it. tasting is believing, seeing is believing, and don't wash the product. it'll probably be the best product you've ever had.

Guy, over to you.

Guy Blanchard: yes, so customers love our product, and our business plan is to get a lot more of it into their hands and build farms across North America.

here you see a map of the U.S. we have that Danville-Virginia farm under construction right now. it's going to be coming online the middle part of next year and fully ramped by the end of the next year.

Our business plan has farms coming on at a rate of three per year until we hit a total of 16 starting next year as well. when we think of locating farms, we're locating farms, not hyper-local but within about a day's drive of our consumer, of the distribution centers that will distribute to retail stores and to foodservice.

we look for areas that have low costs of production, good infrastructure, excellent energy resources. look at the energy mix to get a good footprint. Here, our farm after the Danville farm is expected to be in one of the three markets; Greater St. Louis, Texas Triangle and the center for U.S that we expect to be announcing according to this timeline which will be fairly shortly, and then on from there until we have coverage across North America. (inaudible) David.

David Rosenberg: here, we think of ourselves as a platform, and we're utilizing our platform not just with leafy greens but with broader applicability such as berries. we've been growing berries for about three years. we've grown about 70 different varieties of berries, probably the best berry you've ever had. Here, the problem to solve is grow a berry with zero herbicides and also fresh, so people don't realize how many herbicides, pesticides, fungicides they're eating. berries are considered the dirty fruit, so it's bringing meaningful value to the consumer if we grow with zero herbicides. not organic herbicides, but zero.

right now, people also have too many bad-tasting berries too often in the year, so it's back to the freshness, so controlling seasonality for having a great performing berry. we also are active in new genetics, plants for pharmaceuticals, and we expect to sell technology as well. all of these items on this page are upside to our pro forma. our valuation is driven off of leafy greens, but we're involved—we're not only saying this. These are big names like BASF. we're partnering with big companies for these other platform applications, and again, that's all upside to our pro forma. let's go to the next slide. we do expect in the future to get more revenue from these activities.

Guy.

Guy Blanchard: Our pro formas are built on three farm models; the Model 5, Model 6, and Model 7. the Model 5 is what we're building in Danville. model 6 has 10% yield increase, 10% Capex, and Opex reduction. In that Model 5 to Model 7 is some of the same amounts sequentially yet again.

here's what's so exciting. we're investing in R&D and technology, and there's so much upside to our platform. the Model 5 numbers that we are modeled to are based on the KPIs that we are achieving today at our farm in New York and New Jersey.

if we continue to do on execution what we're doing in terms of what matters at the operational level, in terms of yield, and that's the yield per area, pricing, what we're selling for, the SKU mix that we already have, the utilization, the reliability we're already achieving. on those core metrics, we continue what we're doing. we've hit those Model 5 economics.

we have a Model 6 prototype in New York right now, and that farm is achieving yields that are 26% above our Model 5 model numbers. that's enough where in commercial production with getting nothing else, no cost reductions, no efficiencies, beyond that, we've already hit our Model 6 economics.

for the Model 7, we're hitting peak yields in our Model 6 prototype. that's 75% above the Model 5. those are peak yields that shows the upside in the platform. if we were to do those, we're past Model 5 economics just for that. this is still so much investment in time and dollars with our engineering staff pushing this technology forward, constant learning and feeding back, and making our yields consistent over time.

we're confident in our ability to continue to roll out this platform at these economics and have upside to the model through the other activities that David just talked about. when you roll that all up together, you get these rolled-up financials. what you see here are the 16 farms coming in through 2026. you have the revenue lagging as these farms took a year to build and six months for ramp, and then EBITDA and gross profit coming in.

those gross profit and EBITDA are based on the numbers on the previous slide where we have attractive 32% gross margins, 34% EBITDA in the Model 5, growing all the way to 51% gross margin, 49% in the model 7. that is selling at the same price point that is already in the market price. This is selling an existing market price, existing market structure into a big market with this competitive advantage, allowing us to have these excellent (inaudible).

Dave.

David Rosenberg: in conclusion just, in summary, AeroFarms, we have a 15-plus year track record. we have competitive differentiators in our product and in our technology. Today, we're selling leafy greens, but we believe we're building a platform that has broader application like berries. we have attractive unit economics today going to very attractive unit economics tomorrow. with that, happy to open it up to Q&A.

Joe Gomes: thank you, David and Guy, for that informative presentation. I am Joe Gomes, the Noble Capital Senior Analyst who will moderate the Q&A portion of the program. here are the questions I selected from the audience, as well as a few of my own.

Let's start off with, can you give some additional background on the SPAC transaction. who is Spring Valley? why you agreed to go with Spring Valley? Where are you at the process to be a stand-alone publicly traded entity?

David Rosenberg: yes, I’ll start off and let Guy talk about the process. first and foremost, they're operators, so they're company builders. they're not just transactional, so they have history of taking companies at a similar stage at AeroFarms and had a great success in REGI and others. they are very much involved. Probably, Guy and I speak to someone on the team once a day and involved in helping us prepare for where we need to be, not just where we are in terms of making sure we're very professionally run and all the processes, procedures, accounting and so forth, audit, Comp Committee, all that needs to be where it needs to be for as a public company.

Guy, you want to talk about where we are?

Guy Blanchard: sure. as Spring Valley trades today, ticker symbol SV, and they have announced a shareholder vote to approve this merger on August 20. Assuming that vote goes through, then we will be closing shortly thereafter. After the merger is complete, we will be trading under the ticker symbol ARFM, AeroFarms, and a new company, AeroFarms Inc.

this transaction gives us, with no redemptions, $232 million cash in trust, $125 million pipe, $317 million net proceeds. That fully funds the equity portion of our business plan. the financials that we showed you, it's all of the funding necessary to execute that business plan. we have debt coming in 2023 that fully funded business plan with a party that selected us because they had a mission of finding a partner where they were taking execution and growth risk, but not market risk, and not technology risk.

we met those boxes. Our technology is proven, product is accepted, and we're ready to grow. Really, that's what led us to look at the SPAC market is independently of the market developing and becoming a viable source of capital beyond how we've grown the Company so far.

Privately, we're at the inflection point where we're hitting throughout 2020 the performance numbers necessary that where we felt confident that we're duplicating what we're doing. we can go scale in a big way, and deliver our investors a good return, deliver product that customers need.

Joe Gomes: thank you for that. David, you mentioned that AeroFarms has over 250 invention disclosures. This really sounds like true differentiation. can you give us a sense of what AeroFarms is doing differently from others in the vertical farming space that makes this a unique long-term investment opportunity?

David Rosenberg: well, it starts with biology, so just really understanding the biology, I would argue at levels not being achieved anywhere in the world. the process is scientific experimentation; just isolate a variable, test an assumption to understand what the different levers are to influence not just yield but taste, texture, nutrient, density, color, shelf life.

if you shock a plant with a little bit of airflow, co2, not just light, but spectrum intensity, frequency, nutrients. now when I'm saying nutrients, not just fertilizers, but magnesium, zinc, iron, or the absence of these or the absence of water, it really has a difference on the plant. that's more trade secret, the algorithms in which we grow. then building on that, we're most known for aeroponics, so the air in AeroFarms comes from aeroponics. roots want oxygen. Leaves wants carbon dioxide. gives a healthy oxygenation of the roots here.

just this area, we think it delivers on leafy greens about a four-day improvement in plant growth. to share some of the complexity of the innovation, we've grown with probably about 100 different types of ways to deliver nutrients to the root structure, just misting it or watering it. we use different systems for different plants depending on the root physiology. we've also grown with about 80 different types of growth media, which is essentially the soil replacement, but I mentioned the lights earlier. we developed our own automated nutrient delivery system, our own automation and imaging system with Bell Labs.

The list goes on and on, and what I hope your viewers take from that is a lot of vertical integration. it's not just one piece that gets the yields Guy was talking about earlier. there are lots of little slices at it. we look at every penny. we look at every hour. how do we save an hour a day a week of time? it all influences operating costs and capital costs.

when I started off, we were growing a plant in 22 days. Now, we grow it in 14 days, so we went from about 18 crop turns a year to 26 crop turns a year. that's more operating output per Capex, more revenue per Capex, better IRRs, so it's a lot of different things coming together.

as far as I know, we're the most by far fully integrated vertical farm in the world. most people outsource engineering, outsource genetics, different things. we bring a lot of it together because it has to work in concert. we do that, additionally partnering with others to accelerate innovation cycles. we're very good at partnering and collaborating.

Joe Gomes: thank you for that. I’m going to put together a couple of questions here from the audience. one was, what's the nutritional value of your products versus a traditionally farmed product? any issues with disease crops? how do you keep pests away from the crops? the question on the yield ratio, I think you mentioned 390 to 1. there's question on does that imply that what one acre of land farming could do, you do it 390 times, so to speak?

David Rosenberg: yes, I’ll try and address those. First on nutritional value, it's about the same. what's exciting is there's an opportunity functional for it to go better. this is further differentiation. I know at my house we have vitamin D, fortified orange juice. you look at vitamin D fortified orange juice and regular? I go for vitamin D fortified.

in a similar way, we could stress a plant. think of, you go out to the sun, you get more vitamin D. we could stress a plant with different spectrum and increase nutrient density. there are different ways to do it, light being one of it, but we could increase that position on the label, and have further differentiation. I think AeroFarms’ providing functional foods with greater nutritional density is what we're going to see in the future, but right now, it's about the same. We’re a little better in some categories, but we're figuring out the marketing element of that.

as it relates to pests or disease infestation, what we're doing, our product, it's biological. it's growth. it's not like a widget, and therefore it takes more awareness of the fluctuations of plant growth and how to course-correct. Minimizing, we're not in an area of risk elimination. we're an area of risk mitigation. How do we reduce risk in everything we do.

part of it is, so if you come and visit us, you would wear whites and put on a new coat, a hairnet, beard net, wash hands. part of it is go through a foot bath and air spray. part of it is to minimize what comes in the farm. Part of it is our growth cycles are so short. they're actually shorter than some of the pest cycles or most of the pest cycles. if the pest larvae is in like 20-day cycles, and we harvest in 14 days, then that's ways to reduce risk.

with lights, we could do things with lights to further reduce risks of some of the pests, so makes it harder to see the plants. the point is there's a lot of different what's called belt and suspenders approaches to minimize risk. the point is even if we do have an infestation which we had about five years ago on one of our farms, we lost one crop turn today. that's one of 26 crops. if that's in the field, you lose one of three. that's financially detrimental. if we lose one of 26 like we did five years ago, that's from a financial standpoint much easier to manage.

then the last question was—refresh my memory.

Joe Gomes: on yield ratios.

David Rosenberg: okay, so yield.,14 days, we have 14 levels of growing, so it's per square foot. in one acre at AeroFarms in New Jersey, we would do about 390 acres just because you have more of—one crop turn a year in New Jersey. if that number was in California where you have more crop turns, about like three crop turns, then the number's about 130 crop turns, one acre compared with the output of growing is the equivalent about 130 acres in the field in California, but it depends. it's the crop turns, it's the stacking, and it's the seasonality or the control of the lack of seasonality in our farms growing year-round.

Joe Gomes: a significant improvement versus land farming. can you talk a little bit more about the data? how and what data is being collected? how does it impact your ability to grow? what other adjacent markets, I think you touch on this briefly, but are you looking at with the data?

David Rosenberg: yes, this is where we've spent a lot of time building our controls. both to digitally control the farm and take the data from the MES, the state of the PLCs. we're vertically integrated. our controls engineers put that together, and it's very valuable from a plant growth standpoint and quality standpoint.

we have moved—our mantra has gone from big data to smart data, so how often do we need a sensor, and how relevant and is that information coming off versus the expense and the maintenance of those sensors going in. we have more and more smart sensors that give us lots of different information to triangulate what's going on the farm. that's why this partnership with Bell Labs was so important because you get a tremendous amount of information off an image, and now, that's just one other tool, one more set of data that allows us to course-correct.

I’ll give an example from a machine learning standpoint. one of the unique ways we grow is our cloth growth media. it allows us to change the spacing at the touch of a keystroke, to change the spacing essentially between a seed and its neighboring seed. most greenhouses, people have gone there. they're grown in a cup that has a static relationship to its neighboring cup. our cloth growth media in leafy greens is very flexible, and changing that spacing changes what's called the organoleptic properties of the plant, basically how the plants grow.

one way to think about it, if seeds are close together, they get stemmier as they reach up for light. spacing it apart changes essentially the quality of the yield. using machine learning and getting the contrast to the image versus the seeds, we probably had about a 10% yield gain just of optimizing the seed spacing per variety, which again is part of our trade secrets and part of the algorithm in which we grow. there's a lot of good opportunities that come from data.

Joe Gomes: very interesting. A couple of questions here on (inaudible) together. are you experiencing much in the way of cost pressures? what are your biggest expense items, and we'll throw this one in because it seems to be an issue right now, staffing? any issues or concerns about finding appropriate staff these days?

David Rosenberg: I’ll talk about the people's side, then hand it over to Guy to talk about the other parts of COGS. on the people side, there is pressure. we see wages going up, whether it's the CARES Act that help people get paid even if they're not working. that have its pressures. that said, we have a great culture at AeroFarms. we have people that are very attracted to our mission and our Company and have great people applying to work here.

we had a job posting not too long ago. we had 9,000 applicants. we had another job posting. we had 1,500 applicants, so we're getting just again fantastic people. we have a lot of MIT alum at AeroFarms. one went to a job fair at MIT before Coronavirus. they came back and said the line for AeroFarms was longer than the line for Facebook, so we're honored that we're attracting all these great people.

on the labor side, on the operational side, here we have a successful program with second chance workers, bringing in people with past incarceration backgrounds. we're bringing them in not just to get a job but to have a career where we help with computer literacy, financial literacy and give them a pathway up. Net-net, we've been managing this dynamic much better than our peers. I don't know if this is public or not, so I won't share, but I know our retention rates and our turnover is much higher than industry norm.

Guy, you want to speak on other elements of COGS and (inaudible)

Guy Blanchard: like everyone in this market, we're keeping a very close eye on what's going on and what we're doing. for our farm under construction that we're largely bought out, so the pressures are much less on that than it would otherwise be.

if you look at our cost base and we have labor, we have energy. We have packaging. We have supplies. We have the Capex for the building. in each of those, we're perhaps advantage versus the cost structure of what competitors might be in terms of field farming where if you look at the inflationary pressures on labor, we have less overall labor (inaudible) input than our competitors do. we have less overall transportation than it does.

Joe Gomes: I think Guy froze.

Guy Blanchard: can people hear me, or no?

Joe Gomes: we can hear you.

Guy Blanchard: okay, it looks fine for my view (inaudible). we do have a little bit of inflation put into our model, but it's possible that the inflationary pressures on the product, so the price increasing potential on the product might even be able to exceed whatever pricing pressures come through our supply chain. we have a natural benefit compared to some other people in the marketplace, which is because we engineer our own product, we control our volume, we control everything that goes on. We're not dependent on single lenders for anything.

if we see a cost pressure in one place or supply chain pressure in one place, we can give it an engineer around, and we'll work around it. we have a much better diversity of sourcing than some other approaches to the market part.

Joe Gomes: Let's follow that up. Obviously, it's not a new industry but a newer industry. one of another new industry, in the cryptocurrency, there's been big questions about energy consumption. how does energy consumption play into the AeroFarms model?

David Rosenberg: I’ll start. the energy is la big part of our cost of goods sold, but there are lots of ways. there's energy generation, energy usage, and how we manage it. as we look at a new farm, we look at what's the energy generation like, whether it's natural gas, renewable, other sorts of fossil fuel, and that's a weighting element that helps determine where we build our next farm. Renewable gets a better weighting than fossil fuel, but natural gas gets a better rating than coal. that influences our decision.

on the energy usage side, there's lots of ways to cut down our energy usage, and here, lighting, for example. the energy hog in energy and lighting is yellow spectrum. yellow spectrum is a very inefficient spectrum from a photosynthesis standpoint. with LEDs, light-emitting diodes, we can strip out yellow spectrum, give the plant mostly reds and blues, which is a very efficient spectrum and coincidentally also is very efficient from a photosynthesis standpoint but also from a heat standpoint, so it doesn't give off a lot of heat.

same thing with pumps, same thing with the HVAC system. there's lots of ways I could go into details on the tech side, but we're continually reducing our energy footprint on the usage side, being more smarter, and there's also energy strategies that help optimize how we use energy and draw energy off the grid.

Guy Blanchard: I could add a bit more to that one. if you're a consumer and you go buy our product, only about 10% of the price you pay for that product is energy that's getting used by the source to fit into it. that's a good number, but it's not an enormous number. I think we've at times had misunderstandings where it's all energies. that's not the case. even from that number with the ability because of our forced use of it to manage it, to work with the grid and to try to find energy sources that are renewable in nature, and because of increasing LED efficiencies and just increasing efficiencies of growing, that's a number that's going to shrink a bunch over time. it has a really good environmental footprint compared to non-indoor protocol.

Joe Gomes: thank you for that insight. let's talk a little bit about your iterative farm model. you’ve got 16 planned farms. can you talk about your confidence and ability to scale with the capital from this transaction? what is the build out time? how do you go about your site selection? what gives you the conviction to set this plan in motion?

Guy Blanchard: sure. I’ll start with that, and I’ll start with site selection. we've mapped the entire U.S. we know where our customers are, and we know roughly geographically where we want to go. we have a whole farm development group that is actively looking for how to locate these farms that are the best locations, that are going to result in the most profitable unit economics. we're looking for communities that are the right hosts for these, that have had ready sites, that have labor forces that service the food production, and that have transportation hubs and allow us to deliver into distribution chains.

we're looking for that reliable infrastructure, having electricity that is reliable and has a good source footprint. we want to grow with the customers we have and bring new customers into the mix as we expand. our Danville farm, for example, is expected to have—about 60% of its sales go with new customer—or with existing customers according to (inaudible) that's a really nice mix for us.

in terms of the financing of those, this merger fully funds the equity portion of the business plan. we do have debt that starts coming in late 2023, and that debt is about 7% overall loans for the cost on the new farms only. when you run that through, even using very conservative numbers in terms of what that debt may cost and how it might come in, the farm performance, the free cash flow easily services those using a traditional project finance type guidelines such as that service coverage ratio, and other measures.

our confidence to construct and operate these farms comes from using the KPIs that we're achieving with modest growth over time, selling at the price points that we're selling at, selling the products that we're selling and the customers that we are selling them to. with cash-flowing assets, that's going to be available. it is an (inaudible) lender partner and a discussion (inaudible)

Joe Gomes: okay, thank you for that, Guy. can we switch gears here now for a little second, and let's talk about the retail side here. if you talk about the relative value of the AeroFarms products that retail, how are you priced? can you share any measures of consumer traction? how do you choose which retailers you are in? are you paying for shelf space? how does all of that mix go into the current retail locations in which you are in?

David Rosenberg: a couple of points. one is we don't break out publicly what percentage of product goes to retail versus food service, but there is a blend there, and most of the product does go to retail. we've purposely worked with retailers in the different buckets of mass-market retailer in like Walmart, ShopRite, specialty retailer in whole foods, Morgan Williams, online retailer like FreshDirect, Amazon Fresh, and then we work with food service like Baldor.

we've had success with all the categories, so that's important because every demographic has those categories. we purposefully work to get into like hundreds of retailers in those different categories to prove out the business model. we don't pay what's called a slotting fee or that sort of fee. we do have a product that the retailers want because retailers, they're not differentiating on cheerios. they're differentiating on fruits and vegetables, and we help with that differentiation.

we're also helping alleviate shorts. it's like there was an arugula short recently, so we were able to very quickly grow more arugula to help alleviate that short. our positioning, as mentioned earlier, is flavorful, and here, this is my big surprise that there's an ability to differentiate because there's not a lot of differentiation in the category, so we do think we have something unique; flavor then safe/ pesticide-free, and then fresh. we're getting good shelf space, and we're getting excellent buy-through from the consumer.

Joe Gomes: great. we discussed the total addressable market…

David Rosenberg: one more thing I’ll just say is we don't have a direct-to-store trucking model. direct-to-store trucking just sticks, you don't want to be in that world. the economics of trucking are really tough. we ship to produce distributors and then goes hubs and spoke to the stores.

Joe Gomes: thanks for that insight. I was going to say, can we discuss the total addressable market for a moment here. Obviously, fresh produce is a massive market, but where do you see AeroFarms taking share? where else are we looking to grow that to expand the total addressable market? Again, you mentioned berries, but what else is out there looking forward that would make sense for AeroFarms?

David Rosenberg: well, first, our focus, while it's North America, it's not our sole focus, so we're building a farm in the United Arab Emirates. if you think about just the dynamic there, there's not a lot of farmland. there's not a lot of freshwater. they import 90% of their food, so it really aligns well. there's also relatively cheap energy. the point is, in some parts of the world, the business model is more attractive, the economics are more attractive than they are in North America. we are looking at those places, and we view the Middle East as a nice hub for us, and the United Arab Emirates is a hub for that expansion. we also have pipeline projects, not finalized deals, but pipeline projects in other parts of the world.

as mentioned earlier, our technology is relevant whether it's this Equator or the North Pole any time of year, so that's one of the beauties of fully controlled agriculture. beyond that, berries is going to be probably the next big category. when I say big, I mean very different category. we've grown about 550 different varieties of plants, but about 400 of those are in the category of leafy greens. there's a lot of leafy greens, different varieties. we want to bring back variety, celebrate variety with the consumers, and they are responding.

we came out with a product recently, micro broccoli. for those in the Tri-State area, I highly encourage you to try micro broccoli. it's basically the sensory systems of the broccoli. it tastes like broccoli, but it's a little leaf, and it's a very unique product, and it's gotten great acclaim. I love it, but I encourage you to try it. we're going to continue rolling out these products, and that's another reason why the retailer that wants to differentiate, they want to partner with AeroFarms.

the berries, we've grown about 70 different varieties of berries. we have a public relationship with Hortifruit. some of our relationships are public, some of them are private. Hortifruit, for those who don't know, it's about the 800-pound gorilla in the blueberry production. Here we are creating a unique genetics on dwarf blueberries, basically small blueberry bushes that align well with our product, but the next very different category is probably berries. again, the problem to solve is people have too many crap berries too often of the year. how do we have a consistently excellent berry 365 days a year? the other additional benefit is zero herbicides. we're not going to give a time frame of when we're commercializing this. it's not a question of if. It's more a question of when. we've built now.

you could come and eat the berries at our facility, but we haven't commercialized it. the design for how this scales is designed up, and now we're building the bigger farm. we're going to be building the bigger farm that proves out these design elements that then allow us to commercialize. that's where we are in a stage standpoint.

Joe Gomes: thank you. Guy, we're going to put you on a spotlight here. can you talk a little bit more about your projections? what's inherent in revenue and profitability of the Company? you mentioned a little bit but maybe a little more detail how this was constructed and what's implied within that gives you comfort in your ability to hit these forecasts?

Guy Blanchard: thank you. We constructed this in really a very deliberate way that is nothing more than these 16 farms, that is, the Model 5, Model 6, and Model 7 that we've already talked about, using the KPIs that we're achieving today, the price points that we're achieving today, and then having these increases that we're already seeing the visibility from what we're already doing to achieve this.

we included all of the R&D costs for these other activities that David has talked about on the R&D side for berries, for doing some plant-made pharmaceuticals, for technology, for a whole a lot of areas. those costs are in the (inaudible) including all the costs for this Abu Dhabi facility, but the revenue benefit isn't in them. We really wanted to put forward something for an investor that was more just growth and execution-oriented get their arms around and leave a lot of optionality and upside beyond that for the places that the business could go.

in the farms that we have, this is scaling, with the technology that we're using. it's scaling with the yields with these 10% increases that we're already seeing at the prototype level with the existing market and the existing market pricing structure. all of that and we haven't talked about yet of the people.

we have the people to grow a great business. we have our COO was head of Kraft North America operations. our revenue officer ran the majority of (Inaudible) P&L and people that know how big businesses run and how they look and have the staff to go be successful. these things together, we've built this Company to be at this point to go grow it, and everyone across the Company is just confident in their ability to (inaudible).

Joe Gomes: great, thank you for the insight. I’m going to do a little two-part question here, David. maybe you could talk a little bit about the competitive environment. who are the competitors in the vertical farming space? what do you see as your biggest challenges today?

David Rosenberg: the biggest competitor is the field farmer, and that's where, if you look at the volumes of product, I don't know if it's 99%, but some very high percentage of the product and leafy greens come from the field farmer from California, New Mexico, Mexico. Again, look at the tensions going on in droughts, temperature, and so forth, so that can be disruptive to supply chains. then beyond that, on the—what we get, sometimes associated with—so there's AppHarvest.

AppHarvest just had a tough earnings call today, and what I would say is they've never built a greenhouse before. they've never sold anything before, so they're going through a lot of first times. I think similar to whether it's vertical farming, they're a greenhouse. we're a vertical farm. they're selling tomatoes. we sell leafy greens, so there are some distinctions. they're not a technology company. my understanding is they're a system integrator using existing technology out of the greenhouses in the Netherlands. we are very much a technology company, so there are some big differences. the similarities are we both see the macro trends where the field farming is getting tough, and we both see the consumer trends where people want to know not just what they're eating but how it's grown. we think there's an advantage and a nice story from an environmental standpoint.

I think this space, in general, there's not an obvious networking effect where you have one winner and everyone else is a loser. I think there could be several winners, and I think the TAM that's growing, the total available market that's growing at about 7% a year is big, and it's getting bigger. that said, I do think there are going to be a lot of losers. I think people, to my comment earlier, have grown a pot, a small pot, say, hey, I could be a field farmer, and they just don't realize how technology scale and the complexities of scale.

I think AppHarvest today's earnings release is an example of just if you haven't done it before, there are some surprises in the complexity there. I do think there are going to be a bunch of losers, not saying AppHarvest is one of them, but there are going to be a pain in the industry. that's one of my fears is because the industry, if you look at the trends, the industry is going to be a massive industry. you look at the cost structure of LEDs. how many LEDs are in your home this year versus five years ago? that's really enabled the industry. the data analytics really helped propel it further, but the industry with the macro trends, the challenges in the environment, the technology trends, the consumer trends, it's going to be a massive industry here.

AeroFarms, we’re arguably the world leader in it, and one has an opportunity to be with the world leader as they're going to scale and be more relevant, not just to leafy greens, but berries and use our platform for a multiple of ways. I’m very bullish on the future.

Joe Gomes: great. thank you for that insight. let's finish up with this question from the audience. how do you plan on judging success? is it market share gains, profitability, share price, something different, some combination of them all? how would you guys look at judging success?

David Rosenberg: I’ll start, and Guy, you can chime in. it's impact and impact is broad. you could have impact in lots of ways. on the revenue side, looking at cash flow, so it's revenue and profitability. let's have strong unit economic farms, scale up those farms, utilize the intel to have bigger impact on more crops, whether it's berries tomorrow or the next crop after that. how do we have broader impact and build these farms in a way we're having positive impact on communities in which we build up the society and our consumers in which we sell product and the environment. how do we do more with less is one of the mantras at AeroFarms. how do we grow using less energy, less water, less fertilizers, zero pesticides? All of that together coupled is having a broader impact.

Guy Blanchard: a little more of a boring portion of the answer here, but we're going to execute on the business plan that we (inaudible), and throughout our organization. we're organized at the top where what we're telling investors we're going to do is what becomes our OKRs, our objectives within the Company, and that flows down to every single person in the Company. wherever you are in the Company working on a farm, engineer working on a project, what you're doing ties directly back to our business plan, and we're holding ourselves accountable to execute upon what we say we're doing.

Joe Gomes: great. I’m going to sneak one more in here because it just came up. if you could repeat what the proposed ticker is going to be.

Guy Blanchard: it is AeroFarms ARFM.

David Rosenberg: today it's SV, going to ARFM.

Joe Gomes: great. Well, David and Guy, that's all the time we have for today. thank you for helping us get a better understanding of the AeroFarms story. if you would like to get the overview report I’ve written on AeroFarms go to channelchek.com and type in the company name in the search box in the top left company data section of the site.

a recording of today's Virtual Road Show also will be available on channelchek.com.

again, thanks to CEO David Rosenberg and CFO Guy Blanchard from AeroFarms. I also would like to thank all of you from the investment community who have participated today. log in for more Virtual Road Shows on channelcheck.com brought to you by Noble Capital Markets. thanks again, David and Guy, and goodbye for today.

David Rosenberg: thanks so much.

****

Important Information and Where to Find It

Spring Valley filed the definitive proxy statement/prospectus with the U.S. Securities and Exchange Commission (“SEC”) in connection with the proposed Business Combination. The definitive proxy statement/prospectus has been sent to all Spring Valley shareholders and Spring Valley and AeroFarms will also file other documents regarding the proposed business combination with the SEC. Spring Valley shareholders and other interested parties are urged to read the definitive proxy statement/prospectus and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about Spring Valley, AeroFarms and the proposed transactions. Spring Valley shareholders and other interested parties may obtain free copies of the definitive proxy statement/prospectus and other documents filed with the SEC by Spring Valley through the website maintained by the SEC at http://www.sec.gov or by directing a request to: Spring Valley Acquisition Corp., 2100 McKinney Ave, Suite 1675, Dallas, TX 75201 or (214) 308-5230.

Participants in the Solicitation

Spring Valley and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions. Information about the directors and executive officers of Spring Valley is set forth in its definitive proxy statement/prospectus (Registration Number 333-255978), initially filed with the SEC on May 10, 2021. Additional information regarding the participants in the definitive proxy statement/prospectus solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is included in the definitive proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transactions when they become available. Spring Valley shareholders and other interested persons should read the definitive proxy statement/prospectus carefully before making any voting decisions. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Forward-Looking Statements

This communication includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, Spring Valley’s ability to enter into definitive agreements or consummate a transaction with AeroFarms; Spring Valley’s ability to obtain the financing necessary consummate the proposed transactions; and the expected timing of completion of the proposed transactions. These statements are based on various assumptions and on the current expectations of Spring Valley’s and AeroFarms’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Spring Valley and AeroFarms. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the inability of the parties to enter into definitive agreements or successfully or timely consummate the proposed transactions or to satisfy the other conditions to the closing of the proposed transactions, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company; the risk that the approval of the Spring Valley shareholders for the proposed transactions is not obtained; failure to realize the anticipated benefits of the proposed transactions, including as a result of a delay in consummating the proposed transaction or difficulty in, or costs associated with, integrating the businesses of Spring Valley and AeroFarms; the amount of redemption requests made by the Spring Valley shareholders; the occurrence of events that may give rise to a right of one or both of Spring Valley and AeroFarms to terminate the Merger Agreement; risks related to the rollout of AeroFarms’ business and the timing of expected business milestones; the effects of competition on AeroFarms’ business; and those factors discussed in Spring Valley’s registration statement on Form S-4 (Registration Number 333-255978), initially filed with the SEC on May 10, 2021, under the heading “Risk Factors,” and other documents of Spring Valley filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Spring Valley nor AeroFarms presently know or that Spring Valley and AeroFarms currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Spring Valley’s and AeroFarms’ expectations, plans or forecasts of future events and views as of the date of this communication. Spring Valley and AeroFarms anticipate that subsequent events and developments will cause their assessments to change. However, while Spring Valley and AeroFarms may elect to update these forward-looking statements at some point in the future, Spring Valley and AeroFarms specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Spring Valley’s or AeroFarms’ assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

AeroFarms Contacts:
Investor Relations:
Jeff Sonnek
ICR
Jeff.Sonnek@icrinc.com

1-646-277-1263

Media Relations:
Marc Oshima
AeroFarms
MarcOshima@AeroFarms.com

1-917-673-4602